Filed pursuant to Rule 433

Registration No. 333-212284-01

July 31, 2017

PRICING TERM SHEET

3.250% Notes due 2027

Issuer:	ERP Operating Limited Partnership

Security:	3.250% Notes due 2027

Anticipated Ratings*:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Principal Amount Offered:	$400,000,000

Trade Date:	July 31, 2017

Settlement Date:	August 3, 2017 (T+3)

Maturity Date:	August 1, 2027

Coupon:	3.250%

Interest Payment Dates:	Payable semiannually on February 1 and August 1, commencing February 1, 2018

Price to Public:	99.822%

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	100-23+ / 2.291%

Spread to Benchmark Treasury:	+98 basis points

Re-Offer Yield:	3.271%

Make-Whole Call:	Treasury rate plus 15 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after May 1, 2027, the redemption price will not include the Make-Whole Amount.

Net Proceeds:	$396,688,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A BG7 / US26884ABG76

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:	PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

Mizuho Securities USA LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Fifth Third Securities, Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Citigroup Global Markets Inc. at (800) 831-9146 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or by calling Morgan Stanley & Co. Incorporated at (212) 761-9199.

PRICING TERM SHEET

4.000% Notes due 2047

Issuer:	ERP Operating Limited Partnership

Security:	4.000% Notes due 2047

Anticipated Ratings*:	A3 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Principal Amount Offered:	$300,000,000

Trade Date:	July 31, 2017

Settlement Date:	August 3, 2017 (T+3)

Maturity Date:	August 1, 2047

Coupon:	4.000%

Interest Payment Dates:	Payable semiannually on February 1 and August 1, commencing February 1, 2018

Price to Public:	97.726%

Benchmark Treasury:	3.000% due February 15, 2047

Benchmark Treasury Price and Yield:	101-29 / 2.903%

Spread to Benchmark Treasury:	+123 basis points

Re-Offer Yield:	4.133%

Make-Whole Call:	Treasury rate plus 20 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after February 1, 2047, the redemption price will not include the Make-Whole Amount.

Net Proceeds:	$290,553,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A BH5 / US26884ABH59

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:	PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

Mizuho Securities USA LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Fifth Third Securities, Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Citigroup Global Markets Inc. at (800) 831-9146 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or by calling Morgan Stanley & Co. Incorporated at (212) 761-9199.